Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the incorporation by reference by Carbon Energy Corporation Form 10-K to the SEC of data derived from our reserve reports dated February 25, 2003, relating to the oil and gas reserves of Carbon Energy Corporation (USA) at December 31, 2002, February 20, 2002, relating to the oil and gas reserves of Carbon Energy Corporation (USA) at December 31, 2001 and January 19, 2001, relating to the oil and gas reserves of Carbon Energy Corporation (USA) at December 31, 2000 and to the incorporation by reference of our report included in this Form 10-K into Carbon Energy Corporation’s previously filed Registration Statements on Form S-8, File No. 333-50242 and File No. 333-60444.

/s/ RYDER SCOTT COMPANY, L.P.
Denver, Colorado
March 28, 2003